Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 275463) pertaining to the 2013 Equity Incentive Plan and 2023 Equity Incentive Plan of Hamilton Insurance Group, Ltd. of our reports dated February 25, 2026, with respect to the consolidated financial statements of Hamilton Insurance Group, Ltd., and the effectiveness of internal control over financial reporting of Hamilton Insurance Group, Ltd., included in this Annual Report (Form 10-K) for the year ended December 31, 2025. /s/ Ernst & Young Ltd. Hamilton, Bermuda February 25, 2026